Exhibit 5.1

Six CityPlace Drive, Creve Coeur, MO 63141 Phone 314-656-5300

June 30, 2010

Smurfit-Stone Container Corporation

222 North LaSalle Street

Chicago, Illinois 60601

Ladies and Gentlemen:

I have acted as General Counsel for Smurfit-Stone Container Corporation, a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of 8,695,652 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Smurfit-Stone Container Corporation Equity Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated Bylaws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the Shares of Common Stock under the Plan and the filing of the Registration Statement. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, I am of the opinion that the Shares of Common Stock have been duly authorized by the requisite corporate action on the part of the Company and, when issued pursuant to the terms and in the manner set forth in the Plan, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Craig A. Hunt
Craig A. Hunt
General Counsel